CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form F-1/A of our report dated June 28, 2011 with respect to the audited consolidated balance sheets of Rampart Detection Systems, Ltd. (a development stage company) as of July 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the year ended July 31, 2010, the period from January 9, 2009 (inception) through July 31, 2009 and July 31, 2010.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

July 11, 2011